EXHIBIT 4.2

                            [maxxZone.com letterhead]

                                 April 22, 2004

Seth Elliott
Daedalus Ventures, Inc.
340 E. 34th, Suite 8D
New York, NY  10016

Dear Mr. Elliott:

      This letter agreement memorializes our agreement as to amending that certain Consulting Services Agreement dated February 12, 2004, by and between maxZone.com, Inc., a Nevada corporation (the "Company"), and Daedalus Ventures, Inc. (the "Agreement"). All capitalized terms used herein shall be ascribed those definitions provided for in the Agreement.

      Section 6 of the Agreement is hereby amended so that the Company shall issue an additional eleven million, six hundred sixty-six thousand, six hundred sixty-seven (11,666,667) shares of common stock of the Company to Consultant for the performance of the Consulting Services to the Company.

      If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.

                                            Sincerely,



                                            Roland Becker

ACKNOWLEDGED AND AGREED:

Daedalus Ventures, Inc.





By:  ________________________________
     Name: __________________________
     Title:  ________________________

Dated:  _____________________________